- ------------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.   20549

                        -----------------

                             FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                        -----------------

                   MARQUEE ENTERTAINMENT, INC.
- ------------------------------------------------------------------
      (Exact name of registrant as specified in its charter)

       Nevada                                   95-3480640
- ------------------------------           -------------------------
(State or other jurisdiction             (IRS Employer Ident. No.)
incorporation or organization)


   9044 Melrose Ave., 3rd Floor, Los Angeles, California  90069
- ------------------------------------------------------------------
      (Address of Principal Executive Offices and Zip Code)

             Issuer's telephone number:    (310) 859-8250
                                          --------------------

                        -----------------

                       Consulting Agreement
                     ------------------------
                     (Full title of the plan)


Sierra Corporate Services, 241 Ridge St., 4th Floor, Reno, NV 89501
- -------------------------------------------------------------------
              (Name and address of agent of service)

       Agent of Service's telephone number:    (702) 322-0635
                                             --------------------



                 Copy to:  Marquee Entertainment, Inc.




                                1
                 CALCULATION OF REGISTRATION FEE
                 -------------------------------



(1) Pursuant to Rule 457(h) (1) the option price is $1.00 for 105,000 shares and $1.50 for 130,000 shares and 25,000 shares will be offered to Consultant at $0.50.

Total proposed aggregate offering price = $312,500
$312,500 x 1/29 of 1.0% = $107.76

The registration fee represents the minimum prescribed fee.







































                                2

                   MARQUEE ENTERTAINMENT, INC.

                             PART II

       INFORMATION REQUIRED FOR THE REGISTRATION STATEMENT
       ---------------------------------------------------


ITEM 3  -  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
           -----------------------------------------------

The documents listed in (1) through (3) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

     (1)  The Company's latest annual report filed pursuant to
Section 13(a) or 15(d) of the Exchange Act, or, in the case of the Company, either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), that contains audited financial statements for the Company's latest fiscal year for which statements have been filed or (2) the Company's effective registration statement on Form S-18 or Form 8A filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

     (2) All reports and documents filed by the Company pursuant to Section 13(a), 14, or 15(d) of the Exchange Act.

     (3) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description. Written requests for such copies should be directed to Corporate Secretary, Ralph Smith, Marquee Entertainment, Inc., 9044 Melrose Avenue, 3rd Floor, Los Angeles, California 90069, telephone (310) 859-8250.


ITEM 4  -  DESCRIPTION OF SECURITIES
           -------------------------

The class of securities to be offered hereby is registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Company's securities is set forth in the Registration Statement filed pursuant to Form S-18: the Company registered common stock which is entitled to share, on a ratable

                                3
ITEM 4  -  cont...

basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights nor does the common stock have preemptive, subscription nor conversion rights and is not redeemable by the Registrant.


ITEM 4.1 - CONSULTING AGREEMENTS
           ---------------------

           (1)  CONSULTING AGREEMENT
                --------------------

     THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 6th day of June, 1996, by and between Marquee Entertainment, Inc., a Nevada corporation (hereinafter referred to as "Company"), and Barry M. Ross (hereinafter referred to as "Consultant").

                            RECITALS:

     WHEREAS, the Company is in the business of film(s) distribution worldwide, excluding the United States, and is currently investigating the possible acquisition of broadcast television station KPAL-TV Channel 38 (located in Palmdale, California) and Arthur Barr Productions, Inc. (aka Barr Media Group).

     WHEREAS, the Consultant has certain expertise, experience and capabilities in consulting with developmental stage companies; and,

     WHEREAS, the Company desires to retain the Consultant, and Consultant desires to be retained by the Company, upon the following terms and conditions.

     NOW THEREFORE, in consideration of the promises herein contained and the following provisions, the parties agree to be legally bound as follows:

     1. STATUS OF CONSULTANT. Company hereby employs Consultant and Consultant hereby accepts such employment by Company, upon the terms and conditions set forth herein. This Agreement calls for the performance of the services of the Consultant on a non-exclusive basis as an independent contractor and Consultant will not be considered and employee of the Company for any purpose whatsoever. Nothing in this Agreement shall be construed to prevent the Consultant from performing services for himself or any other person or entity. The Company is not responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments which it owes the Consultant. The

                                4
ITEM 4.1  -  cont...

Consultant shall not be entitled to receive any benefits which employees of the Company are entitled to receive and shall not be entitled to workers' compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of his work for the Company.

     2.     APPOINTMENT OF CONSULTANT.  Company hereby engages
Consultant and Consultant hereby agrees to provide on a timely basis the following enumerated services plus any additional services mutually agreed upon.

     (a) The implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources, products and services; and,

     (b) Advise the Company relative to the continued development of a stockholder relations program and to stimulate interest in the Company by institutional investors and other members of the financial community.

     3.     Omitted.

     4. TERM. Subject to the provisions of Section 8 below, the term of this Consulting Agreement shall commence on the date hereof and shall continue until Consultant shall have rendered the services described in Section 2 above, but in no event beyond one
(1) year from the date hereof.

     5. COMPENSATION. As compensation for its services hereunder, the Company agrees to grant to Consultant an option (the "Option") to purchase up to 105,000 shares of Common Stock, (the "Shares"), of the Company exercisable at a price of $1.00 per share on or prior to three (3) years from the date of this Consulting Agreement. The Option shall not be transferable in whole or in part by the Consultant. In addition to the foregoing, the Company shall transfer to Consultant 25,000 shares of free trading common stock of the Company upon execution of the Agreement.

     6. PURCHASE OF SHARES. The exercise price for the Option shall be paid as provided in the Option Agreement with Consultant.

     7. EXPENSES. Consultant shall not be entitled to reimbursement by the Company for out-of-pocket expenses unless authorized in writing prior to incurring the expense. Authorized expenses shall be reimbursed by the Company within seven (7) days.

     8. REGISTRATION. The Company agrees that within seven (7) days from the date hereof it will, at its sole cost and expense,


                                5
ITEM 4.1 - cont...

register under the Securities Act of 1933, as amended, the underlying Shares by filing a registration statement on Form S-8 with the Securities and Exchange Commission. The effectiveness of such Registration Statement shall be a condition precedent to Consultant's obligation to perform any services for the Company pursuant to this Agreement.

     9. CONFIDENTIALITY. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by the Consultant in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of patent applications). The obligation of the Consultant hereunder shall not apply to any confidential information which: (a) is in the public domain at the time it was disclosed; (b) enters the public domain other than by breach of this Agreement by the Consultant; (c) is already known by the Consultant at the time of disclosure to the Consultant by the Company; (d) is developed independently by the Consultant and such fact can be objectively determined; or (e) is required to be disclosed by law.

     10. INDEMNIFICATION. The Company agrees to indemnify and hold the Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement except where the Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder. The provisions of this paragraph 10 shall survive the termination and expiration of this Consulting Agreement.

     11.    MISCELLANEOUS.

            a) Entire Agreement. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties.

            b)  Omitted.

            c) Governing Law. This Consulting Agreement shall be governed, construed and enforced in all respects in accordance with the laws of the State of California.
                                6
ITEM 4.1 - cont...

            d) Litigation. In the event of any cause of action, arbitration or litigation arising hereunder, all costs and reasonable attorney's fees of the prevailing party, including, without limitation, attorney's fees and costs at all administrative and appellate levels and in all bankruptcy proceedings, shall be paid by the non-prevailing party.

            e) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to be an original, but all of which shall be deemed to constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

CONSULTANT


/s/  Barry M. Ross
- -------------------------------
Barry M. Ross


By:  /s/  Ralph T. Smith
     --------------------------
     Ralph T. Smith, as
     President and Chief Accounting Officer


           (2)  CONSULTING AGREEMENT
                --------------------

     THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 6th day of June, 1996, by and between Marquee Entertainment, Inc., a Nevada corporation (hereinafter referred to as "Company"), and Camille A. de Tournillon (hereinafter referred to as "Consultant").

                            RECITALS:

     WHEREAS, the Company is in the business of film(s) distribution worldwide, excluding the United States, and is currently investigating the possible acquisition of broadcast television station KPAL-TV Channel 38 (located in Palmdale, California) and Arthur Barr Productions, Inc. (aka Barr Media Group).

     WHEREAS, the Consultant has certain expertise, experience and capabilities in consulting with developmental stage companies; and,



                                7
ITEM 4.1 - cont...

     WHEREAS, the Company desires to retain the Consultant, and Consultant desires to be retained by the Company, upon the following terms and conditions.

     NOW THEREFORE, in consideration of the promises herein contained and the following provisions, the parties agree to be legally bound as follows:

     1. STATUS OF CONSULTANT. Company hereby employs Consultant and Consultant hereby accepts such employment by Company, upon the terms and conditions set forth herein. This Agreement calls for the performance of the services of the Consultant on a non-exclusive basis as an independent contractor and Consultant will not be considered and employee of the Company for any purpose whatsoever. Nothing in this Agreement shall be construed to prevent the Consultant from performing services for himself or any other person or entity. The Company is not responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments which it owes the Consultant. The Consultant shall not be entitled to receive any benefits which employees of the Company are entitled to receive and shall not be entitled to workers' compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of his work for the Company.

     2.     APPOINTMENT OF CONSULTANT.  Company hereby engages
Consultant and Consultant hereby agrees to provide on a timely basis the following enumerated services plus any additional services mutually agreed upon.

     (a) The implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources, products and services; and,

     (b) Advise the Company relative to the continued development of a stockholder relations program and to stimulate interest in the Company by institutional investors and other members of the financial community.

     3.     Omitted.

     4. TERM. Subject to the provisions of Section 8 below, the term of this Consulting Agreement shall commence on the date hereof and shall continue until Consultant shall have rendered the services described in Section 2 above, but in no event beyond one
(1) year from the date hereof.

     5. COMPENSATION. As compensation for its services hereunder, the Company agrees to grant to Consultant an option (the

                                8
ITEM 4.1 - cont...

"Option") to purchase up to 130,000 shares of Common Stock, (the "Shares"), of the Company exercisable at a price of $1.50 per share on or prior to three (3) years from the date of this Consulting Agreement. The Option shall not be transferable in whole or in part by the Consultant.

     6. PURCHASE OF SHARES. The exercise price for the Option shall be paid as provided in the Option Agreement with Consultant.

     7. EXPENSES. Consultant shall not be entitled to reimbursement by the Company for out-of-pocket expenses unless authorized in writing prior to incurring the expense. Authorized expenses shall be reimbursed by the Company within seven (7) days.

     8. REGISTRATION. The Company agrees that within seven (7) days from the date hereof it will, at its sole cost and expense, register under the Securities Act of 1933, as amended, the underlying Shares by filing a registration statement on Form S-8 with the Securities and Exchange Commission. The effectiveness of such Registration Statement shall be a condition precedent to Consultant's obligation to perform any services for the Company pursuant to this Agreement.

     9. CONFIDENTIALITY. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by the Consultant in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of patent applications). The obligation of the Consultant hereunder shall not apply to any confidential information which: (a) is in the public domain at the time it was disclosed; (b) enters the public domain other than by breach of this Agreement by the Consultant; (c) is already known by the Consultant at the time of disclosure to the Consultant by the Company; (d) is developed independently by the Consultant and such fact can be objectively determined; or (e) is required to be disclosed by law.

     10. INDEMNIFICATION. The Company agrees to indemnify and hold the Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement except where the Consultant engaged in gross recklessness and willful


                                9
ITEM 4.1 - cont...

misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder. The provisions of this paragraph 10 shall survive the termination and expiration of this Consulting Agreement.

     11.    MISCELLANEOUS.

            a) Entire Agreement. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties.

            b) Modification. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

            c) Governing Law. This Consulting Agreement shall be governed, construed and enforced in all respects in accordance with the laws of the State of California.

            d) Litigation. In the event of any cause of action, arbitration or litigation arising hereunder, all costs and reasonable attorney's fees of the prevailing party, including, without limitation, attorney's fees and costs at all administrative and appellate levels and in all bankruptcy proceedings, shall be paid by the non-prevailing party.

            e) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to be an original, but all of which shall be deemed to constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

CONSULTANT



/s/  Camille A. de Tournillon
- -------------------------------
Camille A. de Tournillon


By:  /s/  Ralph T. Smith
     --------------------------
     Ralph T. Smith, as
     President and Chief Accounting Officer


                                10
ITEM 5  -  INTERESTS OF NAMED EXPERTS OR COUNSEL
           -------------------------------------

Not applicable.


ITEM 6  -  INDEMNIFICATION
           ---------------

Nevada Revised Statutes Section 78.751 permits a corporation to indemnify officers, directors, employees and agents in civil, criminal, administrative or investigative actions under certain circumstances. To the extent that a director, officer, employee or agent of a corporation has been successful in defense of certain actions enumerated in Section 78.751, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.
Section 78.751 further provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred, subject to reimbursement if a court determines that such officer or director is not entitled to indemnification.

Article VI of the Company's Articles of Incorporation provides as follows:

     1. Elimination of Certain Liability of Directors. To the fullest extent provided by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions which would give rise to liability under NRS 78.145, 78.295, 78.300, or any successor supplemented or similar Nevada law or any Nevada law which expressly imposes liabilities on directors of corporations, or (iv) for any transaction from which the director derived an improper personal benefit.

     2. Indemnification and Insurance. The corporation to the full extent of its power to do so, shall indemnify all directors, officers, employees and/or agents in accordance with the provisions of Section 78.751 of the Nevada Revised Statutes or any successor supplemented or similar Nevada law. Further, the corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation as a director, officer, employee, or agent of another corporation,

                                11
ITEM 6 - cont...

partnership, joint venture, trust or other enterprise against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Nevada law.


ITEM 7  -  EXEMPTION FROM REGISTRATION CLAIMED
           -----------------------------------

Not Applicable.


ITEM 8  -  EXHIBITS
           --------

Exhibits       Description
- --------       -----------

  (4)(i) All instruments that define the rights of the holders of the equity securities that the issuer is registering, including the pages from the articles of incorporation or by-laws that define those rights.

  (5)          Opinion dated September 11, 1996, of Weismann,
               Wolff, Bergman, Coleman, and Silverman relating to the issuance of shares of Common Stock pursuant to the Service Agreement.

  (23.1)       Consent of Weismann, Wolff, Bergman, Coleman, and
               Silverman included in the opinion filed as exhibit
               (5), hereto.

  (23.2)       Consent of Independent Certified Public
               Accountants.


ITEM 9  -  UNDERTAKINGS
           ------------

(1) Insofar as indemnification for liabilities under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a

                                12
ITEM 9 - cont...


     director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







































                                13

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City
of Los Angeles and the State of California, on the       day of
September, 1996.



By: /s/ Harold Brown
    --------------------------------
    Harold Brown
    Chairman of the Board, Director,
    and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



By:  /s/ Harold Brown
     -------------------------------
     Harold Brown
     Chairman of the Board and
     Chief Executive Officer

Dated:  September 13, 1996



By:  /s/ Ralph T. Smith
     -------------------------------
     Ralph T. Smith
     Director, President and
     Chief Accounting Officer

Dated:  September 13, 1996



By:  /s/ Harvey Seslowsky
     -------------------------------
     Harvey Seslowsky
     Director

Dated:  September 13, 1996


                                14
                            EXHIBIT (5)



  [Letterhead of Weismann, Wolff, Bergman, Coleman & Silverman]




September 11, 1996



Marquee Entertainment, Inc.                                  5308.3
9044 Melrose Ave., 3rd Floor
Los Angeles, CA  90069

          Re:  Registration Statement on Form S-8
               Marquee Entertainment, Inc.
               Consultant Service Agreements
               ----------------------------------

Ladies and Gentlemen:

     We, as special counsel to Marquee Entertainment, Inc., a Nevada corporation (the "Company"), have examined the Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 260,000 shares of the Company's common stock, par value of $.04 (the "Common Stock") issuable pursuant to certain consulting agreements between the Company and Barry M. Ross and Camille A. de Tournillen, respectively (the "Consulting Agreements").

     In rendering the following opinion, we have examined and relied only upon the documents as specifically described below:

     1. Copies of the Articles of Incorporation and Bylaws of Company, certified by the Secretary of the Company to be true, correct and complete copies thereof;

     2. Copies of resolutions of the Board of Directors of the Company approving the Consulting Agreements and the Registration
Statement;

     3.     The Registration Statement; and

     4.     The Consulting Agreements.




                                15
Marquee Entertainment, Inc.
September 11, 1996
Page 2



We have assumed, for purposes of this opinion, that all signatures appearing in all documents, whether or not shown to us, are valid or genuine; that the documents examined by us are complete, and there exist no modifications to any thereof; that the documents submitted to us as certified or photostatic copies of original documents conform to such original documents; that the originals of such certified or photostatic copies are authentic; that all signatories have adequate authority and have taken all actions necessary to execute and deliver all of the documents delivered to us, and that such documents are enforceable against all such other parties; and the legal capacity of natural persons.

     Based upon the foregoing, we are of the opinion that, subject to compliance with the applicable federal and state securities laws, the Common Stock, when issued in accordance with the Consulting Agreements and, where applicable, when sold and paid for pursuant to the exercise of options granted under the Consulting Agreements, will be legally issued, fully paid and non-assessable.

     We are opining herein as to the effect on the subject transaction only of United States federal securities laws and the corporate laws of the State of Nevada. We assume no responsibility as to the applicability to the subject transactions or the effect thereon of the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. Notwithstanding delivery of this consent and opinion, we shall not be deemed to be experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,



                                /s/ Weissmann, Wolff, Bergman,
                                    Coleman & Silverman
                                ------------------------------







                                16
                                EXHIBIT (23.1)


  Consent of Weismann, Wolff, Bergman, Coleman, and Silverman, Esq.
       included in the opinion filed as exhibit (5) hereto.
















































                                17
                                EXHIBIT (23.2)


       Consent of Independent Certified Public Accountants.


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 10, 1995, which appears on page F-1 of our financial statements included in the Marquee Entertainment, Inc. Form 10-K, dated
December 18, 1995.



                                /s/ Jay J. Shapiro
                                ----------------------------------
                                Jay J. Shapiro, CPA
                                A professional corporation


Encino, California
June 14, 1996































                                18